EXHIBIT 99.1

Schlumberger Announces First-Quarter 2010 Results

PARIS, April 23, 2010 – Schlumberger Limited (NYSE:SLB) today reported first-quarter 2010 revenue of $5.60 billion versus $5.74 billion in the fourth quarter of 2009, and $6.00 billion in the first quarter of 2009.

Income from continuing operations attributable to Schlumberger, before charges, was $747 million—a decrease of 9% sequentially and 20% year-on-year. Diluted earnings-per-share from continuing operations attributable to Schlumberger, excluding $0.06 of charges in the first quarter of 2010, was $0.62 versus $0.67 in the previous quarter, and $0.78 in the first quarter of 2009.

Income from continuing operations attributable to Schlumberger, including charges, was $672 million or $0.56 per share versus $0.67 in the previous quarter and $0.78 in the first quarter of 2009. First-quarter 2010 results included charges of $40 million for the reduction in future tax deductions for retiree medical benefits as a result of the passage during the quarter of the Patient Protection and Affordable Care Act in the United States, and charges of $35 million for transaction costs in connection with the Smith International, Inc. merger and the Geoservices acquisition.

Oilfield Services revenue of $5.10 billion was down 1% sequentially and 6% year-on-year. Pretax segment operating income of $969 million was down 4% sequentially and 23% year-on-year.

WesternGeco revenue of $472 million was down 14% sequentially and 14% year-on-year. Pretax segment operating income of $67 million was down 41% sequentially but increased 23% year-on-year.

Schlumberger Chairman and CEO Andrew Gould commented, “First-quarter revenues registered a marginal sequential decline as a strong performance in North America and continued strength in the Middle East and Asia offset an overall decline in product and software sales from the high levels of the fourth quarter and a sharp drop in the North Sea and Russia due to drilling efficiency and adverse weather.

North American margins improved in all GeoMarkets as activity increased. While strong performance was recorded in the Latin America and Middle East and Asia Areas, overall international margins decreased slightly due to adverse winter weather conditions in the Europe, Africa and CIS Area.

WesternGeco registered an expected sequential decline in Multiclient revenue while Marine activity improved slightly with higher vessel utilization.

Our outlook for the remainder of 2010 confirms the optimism we expressed at the beginning of the year.

At WesternGeco, while the second quarter will see increased vessel transits, strong tendering activity in Marine is leading to much improved visibility on the remainder of 2010 and utilization will be higher than originally planned. However, new capacity entering the market is likely to limit pricing gains until later in the year.

In North America, commitment drilling to hold leases as well as interest in domestic oil plays should sustain current activity levels in the US through the second quarter while Canada will experience the normal spring break-up. Beyond that, the picture is less clear as natural gas prices and the fundamentals of the natural gas market remain uncertain.

Higher oil prices are leading to tangible evidence that operators are contemplating higher levels of activity than originally planned in international markets. We reiterate our comment from the last quarter that we see improvements in some offshore markets notably the UK sector of the North Sea, Latin America and West Africa as well as on land in Russia. In order to prepare for this increase in the latter half of 2010 and in 2011 we have increased our Capex guidance by $400 million, the bulk of which will be aimed at Drilling and Measurements and high-end Wireline technologies.

Finally, I am on record as saying that I felt international margins would bottom at the end of the second quarter of 2010. I am pleased to report I was mistaken. International margins appear to have bottomed and are now likely to resume a positive trend—absent any exceptional circumstances.”

Other Events:

•

On February 21, 2010, Schlumberger Limited and Smith International, Inc. jointly announced that they had entered into a definitive merger agreement in which the companies would combine in a stock-for-stock transaction. Under the terms of the agreement, Smith shareholders will receive 0.6966 shares of Schlumberger common stock in exchange for each Smith share. The transaction is subject to various conditions including Smith stockholder approval and customary regulatory approvals, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. It is anticipated that the closing of the transaction will occur in the latter half of 2010.

•

On March 24, 2010, Schlumberger announced that it had entered into a purchase agreement to acquire Geoservices, a privately-owned French oilfield services company specialized in mud logging, slickline and production surveillance operations. The total value of the transaction, including the assumption of net debt, is approximately $1.1 billion based on current exchange rates. The acquisition is subject to various conditions, including customary regulatory approvals, and is expected to close in the second quarter of 2010.

•

During the quarter, Schlumberger repurchased 5.3 million shares of its common stock at an average price of $63.72 for a total purchase price of $337 million under the stock repurchase program approved by the Schlumberger Board of Directors on April 17, 2008.

Consolidated Statement of Income

(Stated in millions, except per share amounts)

	Three Months
Periods Ended March 31	2010	2009
Revenue	$5,598	$6,000
Interest and other income, net (1)	64	77
Expenses
Cost of revenue	4,343	4,510
Research & engineering	207	190
General & administrative	144	130
Merger & integration (2)	35	-
Interest	45	55
Income before taxes	888	1,192
Taxes on income (2)	214	252
Net Income	674	940
Net Income attributable to noncontrolling interests	(2)	(2)
Net Income attributable to Schlumberger (2)	$672	$938

Diluted Earnings Per Share of Schlumberger	$0.56	$0.78

Average shares outstanding	1,195	1,196
Average shares outstanding assuming dilution	1,215	1,210

Depreciation & amortization included in expenses (3)	$620	$609

1.	Includes interest income of:

Three months 2010 - $17 million (2009 - $18 million)

2.	See page 7 for details of charges.

3.	Including multiclient seismic data cost.

Condensed Consolidated Balance Sheet

(Stated in millions)

Assets	Mar. 31, 2010	Dec. 31, 2009
Current Assets
Cash and short-term investments	$4,203	$4,616
Other current assets	8,862	9,034
	13,065	13,650
Fixed income investments, held to maturity	708	738
Fixed assets	9,545	9,660
Multiclient seismic data	333	288
Goodwill	5,397	5,305
Other assets	3,835	3,824
	$32,883	$33,465

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$4,705	$5,003
Estimated liability for taxes on income	865	878
Short-term borrowings and current portion of long-term debt	635	804
Convertible debentures	299	321
Dividend payable	250	253
	6,754	7,259
Other long-term debt	4,052	4,355
Postretirement benefits	1,623	1,660
Other liabilities	915	962
	13,344	14,236
Equity	19,539	19,229
	$32,883	$33,465

Net Debt

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Details of Net Debt follow:

(Stated in millions)

Three Months	2010
Net Debt, January 1, 2010	$(126)
Net income	674
Depreciation and amortization	620
Pension and other postretirement benefits expense	79
Excess of equity income over dividends received	(47)
Stock-based compensation expense	47
Increase in working capital	(152)
Capital expenditure	(449)
Multiclient seismic data capitalized	(91)
Dividends paid	(254)
Proceeds from employee stock plans	114
Stock repurchase program	(337)
Business acquisitions	(117)
Conversion of debentures	23
Pension and other postretirement benefits funding	(64)
Other	(19)
Translation effect on net debt	24

Net Debt, March 31, 2010	$(75)

Components of Net Debt	Mar. 31, 2010	Dec. 31, 2009
Cash and short-term investments	$4,203	$4,616
Fixed income investments, held to maturity	708	738
Short-term borrowings and current portion of long-term debt	(635)	(804)
Convertible debentures	(299)	(321)
Other long-term debt	(4,052)	(4,355)

	$(75)	$(126)

Business Review

	(Stated in millions)

	Three Months
	2010	2009	% chg
Oilfield Services
Revenue	$5,097	$5,439	(6)%
Pretax Operating Income	$969	$1,255	(23)%

WesternGeco
Revenue	$472	$551	(14)%
Pretax Operating Income	$67	$55	23%

Pretax operating income represents the segments’ income before taxes and noncontrolling interests. The pretax operating income excludes such items as corporate expenses, interest income and interest expense not allocated to the segments, the charges described on page 7, interest on postretirement medical benefits, and stock-based compensation costs.

Charges

In addition to financial results determined in accordance with generally accepted accounting principles (GAAP) this First-Quarter Earnings Press Release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

	(Stated in millions, except per share amounts)

	First Quarter 2010
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Net Income attributable to Schlumberger	$888	$214	$(2)	$672	$0.56
Add back charges:
- Merger-related transaction costs	35	-	-	35	0.03	Merger & integration
- Impact of elimination of tax deduction related to Medicare Part D subsidy	-	(40)	-	40	0.03	Taxes on income

Net Income attributable to Schlumberger, before charges	$923	$174	$(2)	$747	$0.62

There were no charges in the first and fourth quarters of 2009.

Oilfield Services

First-quarter revenue of $5.10 billion decreased 1% sequentially and 6% year-on-year. Sequentially, the Europe/CIS/Africa Area revenue decreased significantly from lower Testing Services equipment sales and Schlumberger Information Solutions (SIS) software sales in addition to the effects of severe weather in Russia and activity slow-downs in the North Sea and Libya GeoMarkets. Latin America Area revenue fell mostly from a slow-down in activity in Mexico/Central America as well as from currency devaluation and lower Integrated Project Management (IPM) revenue in Venezuela. These decreases were partially offset by an improvement in activity across North America. Middle East & Asia Area revenue was essentially flat with the previous quarter.

Among the Technologies, sequential revenue declines were most notable in SIS and Artificial Lift resulting from lower software and product sales following the seasonally strong fourth quarter, and in Testing Services following the completion of large equipment sale deliveries in Europe/CIS/Africa in the fourth quarter. These decreases were partially offset by an increase in Well Services revenue, which was largely attributable to the activity increase in North America.

First-quarter pretax operating income of $969 million fell 4% sequentially and 23% year-on-year. Pretax operating margin slipped 46 basis points (bps) sequentially to 19.0% primarily due to lower sales of SIS software, Testing Services equipment and Artificial Lift products; reduced activity in Russia and the North Sea; and the impact of lower pricing in international markets. These effects were partially offset by the impact of the improved activity in North America.

Two significant events were announced during the quarter—the proposed merger with Smith International, Inc. and the planned acquisition of Geoservices.

In the proposed merger with Smith, the companies’ complementary products and services will lead to the development of engineered drilling systems that optimize all the components of the drillstring to allow customers to drill more economically in demanding conditions. This step change in drilling performance and well productivity will come from combining measurement and steering capabilities with the engineering and design of the complete bottom-hole assembly and its various components—including the drilling fluid and the drillbit.

The addition of Geoservices mud-logging technology to the Schlumberger portfolio will also be an important step in the development of higher-performance drilling systems. The combination of Schlumberger real-time downhole measurements with Geoservices’ drilling mud analysis will help customers better identify and react to drilling hazards, while the combination of mud logging with Schlumberger formation evaluation measurements will bring a more complete understanding of rock lithology and fluid content.

In addition to Geoservices’ mud-logging technology and expertise, Geoservices’ footprint, expertise and technology in slickline well intervention and field production surveillance will complement existing Schlumberger activities.

North America

First-quarter revenue of $1.03 billion was 18% higher sequentially but 13% lower year-on-year. Pretax operating income of $83 million improved 359% sequentially but was 49% lower year-on-year.

Sequentially, all North America GeoMarkets recorded revenue growth. US Land grew on increased drilling activity coupled with pockets of pricing improvements that benefited Well Services technologies. Canada experienced significant growth as the result of a strong winter drilling season, particularly for oil basins in the West, which led to higher demand for Well Services, Wireline and Drilling & Measurements services. US Gulf of Mexico revenue was higher sequentially on increased shelf and deepwater activity that resulted in strong demand for Drilling & Measurements, Testing Services and Wireline technologies. Alaska revenue grew from seasonally high exploration activity.

Pretax operating margin increased 594 bps sequentially to 8.0% primarily due to the increased activity across the Area, supplemented by the pricing improvements for Well Services technologies.

In Western Canada, Drilling & Measurements PowerDrive* rotary steerable technology helped operator Northpoint Energy extend the length of a lateral well 50% further than had been planned with conventional technology. The well was geosteered within the 3-m thickness of the reservoir over the entire length of the lateral with overall cost savings through use of the technology combination being estimated at $450,000.

Also in Western Canada, Drilling & Measurements PeriScope* bed boundary mapping technology helped steer a Pradera Resources horizontal well through a thin reservoir for 978 m. Using this technology to position the wellbore within the optimal portion of the reservoir for its entire length led to well production approximately five times that of neighboring wells.

Latin America

First-quarter revenue of $1.06 billion decreased 6% sequentially but was 3% higher year-on-year. Pretax operating income of $185 million increased 4% sequentially but was 9% lower year-on-year.

Sequentially, Mexico/Central America GeoMarket revenue decreased primarily due to weather-related slow-downs that affected offshore activity and to delays in the finalization of contracts for SIS and Data & Consulting Services activities. Venezuela/Trinidad & Tobago GeoMarket revenue fell from the impact of the devaluation of the Venezuelan currency and from the absence of deferred revenue recognized in the prior quarter, the effects of which were partially offset by increased demand for SIS software. Revenue in the Brazil and Peru/Columbia/Ecuador GeoMarkets decreased mostly due to lower Completions products and SIS software sales partially offset by an increase in IPM activity. Argentina/Bolivia/Chile GeoMarket revenue decreased primarily due to lower SIS software sales.

Pretax operating margin increased 174 bps sequentially to 17.5% primarily due to a more favorable revenue mix and wellsite efficiency improvements for IPM in the Mexico/Central America GeoMarket and to the positive impact of the currency devaluation along with a more favorable revenue mix in the Venezuela/Trinidad & Tobago GeoMarket.

In Brazil, Petrobras and Schlumberger have signed a six-year contract for subsea ESP systems for the Jubarte Phase ll development. The contract represents the largest subsea ESP project to be awarded for many years.

Also in Brazil, a micro-fracturing operation was designed and executed by Schlumberger Wireline in collaboration with the OGX reservoir, exploration and drilling team using MDT* modular formation dynamics tester dual packer technology in a well in the Campos basin in which hydrocarbons were encountered. The main objective was to acquire accurate in-situ minimum horizontal stress and breakdown data to calibrate the geomechanics model being developed to support the drilling and completion of horizontal and slanted wells. Teamwork between OGX and Schlumberger enabled conclusive data to be acquired for identification of a target carbonate formation.

In the Burgos basin in the north of Mexico, an innovative approach enabled Schlumberger Testing Services to deploy the first mobile, modular clean-up system to dramatically reduce the cost of well clean-up operations. The first job performed with this equipment was executed successfully in a well in the Burgos field, providing PEMEX with an efficient, cost-effective, and reliable service.

In Argentina, YPF Technical Management has made 3D modeling a requirement to evaluate and certify reserves. As part of this initiative, YPF technical teams, including the Neuquén Basin Exploration Team, have decided to adopt Schlumberger Petrel* workflow process software as the technology to help them reduce uncertainty and enable advanced workflow integration.

Europe/CIS/Africa

First-quarter revenue of $1.63 billion decreased 9% sequentially and 10% year-on-year. Pretax operating income of $294 million was down 24% sequentially and 37% year-on-year.

Sequentially, the fall in revenue was largely due to lower Testing Services equipment sales and SIS software sales, the effect of lower pricing, and the weakening of local currencies against the US dollar. Among the GeoMarkets, revenue in the North Sea decreased resulting from a combination of lower drilling activity that impacted Drilling & Measurements; delays in project start-ups that affected Testing Services; and lower Well Services stimulation activities. Russia revenue was lower primarily as the result of severe winter weather while Libya GeoMarket revenue fell on early completion of exploration campaigns.

Pretax operating margin decreased 353 bps to 18.1% primarily due to the reduced activity in Russia and the North Sea; the lower Testing Services and SIS sales; and the generally lower pricing in the Area.

In Angola, Schlumberger was awarded a series of five- and six-year contracts for wireline logging, tubing-conveyed perforating, well testing, artificial lift, well completions, coiled-tubing services and well stimulation vessels.

In the Congo, Schlumberger Drilling & Measurements Scope* technologies were run in a horizontal well for Eni to position the wellbore in two thin reservoir sections with uncertain structure. The PeriScope bed-boundary mapper successfully placed the well within the reservoir boundaries, while keeping it less than 1.5 m from the reservoir tops. The well produced 30% more oil compared to other, conventionally placed horizontal wells in the same reservoirs, and the same services have been selected for similar wells in the future.

Schlumberger has been awarded contracts by the operating and consultancy arms of the Nigerian National Petroleum Corporation for petrotechnical software and services, high-performance workstations and data processing center hardware as part of a plan to upgrade facilities and develop capabilities as the corporation seeks to increase production and grow reserves. The awards are based on Schlumberger track record and performance, and include WesternGeco data processing solutions.

In Russia, Schlumberger has won the contract for high-pressure, high-temperature coiled-tubing services for Gazprom Dobycha Astrakhan on the Astrakhan gas and condensate fields. Schlumberger Well Services will provide wellbore cleanout services under high-temperature, high-hydrogen-sulphide content conditions, as well as a number of technologies that include Jet Blaster* scale removal service, VDA* viscoelastic diverter system, and OrganoSEAL*organic crosslinked gel. Technology deployment will be guided by the Framework Technology Cooperation agreement signed between Gazprom and Schlumberger in 2008.

On a well in the Romanian Black Sea for OMV Petrom, Schlumberger Drilling & Measurements SonicScope* multipole sonic-while-drilling, adnVISION* azimuthal density neutron, and PeriScope bed-boundary mapper technologies were run with PowerDrive rotary steerable systems to drill optimized horizontal drain sections of lengths up to 450 m. The formation evaluation data acquired were used to design the subsequent Well Services multistage fracture stimulation operations that led to production of 900 barrels of oil equivalent per day (boe/d) in one case—up from 110 boe/d in earlier wells. The improved production, shorter drilling times and faster logging trips all represented clear value for the customer in this high-cost environment.

In Algeria, a number of Schlumberger Technologies collaborated in the development of a methodology to identify wells most likely to benefit from fracture stimulation in an effort to reduce the technical risk associated with complex reservoir heterogeneity. Working with the client, target formations were defined and maximum stress orientations determined leading to model-based fracture stimulation programs. Subsequent multistage treatments were executed as expected. Early post-stimulation production in one well increased more than five-fold.

Also in Algeria, Testing Services Vx* multiphase meter technology has continued to penetrate the well testing market for trend analysis and reservoir allocation purposes. A total of 323 wells were tested in 2009, including the Hassi Messaoud discovery well MD-1, which is still producing after more than 50 years. The benefits of this closed-loop, non-flaring technology in speed of deployment, accuracy and repeatability are making it the preferred technique for customers in Algeria with 500 wells expected to be tested on the Hassi Messaoud field alone in 2010.

In Libya, Schlumberger Drilling & Measurements PowerDrive X5* rotary steerable system technology was successfully deployed for Waha Oil Company in a deep horizontal well through an abrasive sandstone reservoir in the Faregh field. The drilling fluid used in this field adds to the harsh drilling conditions and drilling motors typically average only short distances between changes. PowerDrive technology however, backed by Schlumberger excellence in execution, cut drilling time by 60% with consequent cost reduction. Waha Oil Company has elected to use the same technology in the 6-in. sections of future Faregh wells.

In The Netherlands, GDF SUEZ E&P Nederland BV awarded Wireline an exclusive three-year contract for electric wireline logging services for well operations primarily on natural gas wells. The award was based on the continuity of personnel and the availability of new technology coupled with superior service delivery.

Middle East & Asia

First-quarter revenue of $1.32 billion was essentially flat sequentially but 4% lower year-on-year. Pretax operating income of $410 million decreased 4% sequentially and 10% year-on-year.

Sequentially, growth was recorded in the Australia/Papua New Guinea and East Mediterranean GeoMarkets from increased offshore activity while East Asia GeoMarket revenue increased on higher IPM activity. These increases were offset across much of the Area by decreases in Artificial Lift product and SIS software sales following the year-end seasonal surge, and by lower activity in the Arabian, Gulf, Qatar and Indonesia GeoMarkets.

Pretax operating margin fell 136 bps sequentially to 31.0% primarily due to the lower activity and less favorable revenue mix in the Arabian, Gulf, Qatar and Indonesia GeoMarkets as well as the lower Artificial Lift and SIS sales across the Area.

In Saudi Arabia, Schlumberger Drilling & Measurements worked closely with Saudi Aramco to implement a solution to improve drilling performance in the Ghazal field in 2009. Drilling & Measurements successfully introduced the PowerDrive Xceed* rotary steerable system in the highly abrasive sandstone Unayzah reservoir that led to a 78% improvement in rate of penetration and a saving of 28 days in drilling the 8 3/8-in. horizontal section across the Unayzah A/B formations.

Also in Saudi Arabia, Schlumberger Well Services implemented ACTive* integrated coiled-tubing technology together with the high-pressure-jetting AbrasiJET* tool during a stimulation treatment in a horizontal gas well completed open-hole. The technologies deployed enabled the cutting of slots at the target zones while monitoring and optimizing the placement of stimulation fluids and the diversion efficiency using the Distributed Temperature Survey (DTS) service. The post-stimulation well performance met client expectations.

In Qatar, deployment of Well Services MaxCO3* degradable stimulation technology helped Shell International Exploration and Production Company achieve effective uniform stimulation of all zones in a Khuff carbonate formation well without using conventional mechanical diversion techniques. The polymer-free treatment not only reduced rig and operational times by 30%, but also decreased treatment volumes by 50% to shorten cleanup time and reduce flaring.

In Abu Dhabi, UAE, Schlumberger Well Services VDA viscoelastic diverter technology was deployed with ACTive coiled-tubing services to stimulate carbonate formations in a super giant onshore field. The real-time capability of the ACTive system, in conjunction with InterACT*connectivity and collaboration services provided the information needed to identify high permeability zones that were then isolated to divert fluids into the target zones. The treatment was monitored from the customer’s office using the InterACT system to track progress and make decisions in real time. Post-treatment injection of the well increased by 40%.

In Oman, the new Wireline TuffTRAC* perforating tractor was used by Petroleum Development Oman to convey a record of 16 runs of perforating guns in a horizontal gas well. The technology enabled the horizontal well to be perforated more efficiently and helped to deliver gas production of the well at a rate higher than expected. The success also proved the reliability and toughness of the tractor in withstanding multiple runs of perforating gun shock.

Also in Oman, Schlumberger Wireline conducted the first MicroPilot* small-scale enhanced oil recovery (EOR) evaluation for a major operator. This unique and innovative solution using MDT modular formation dynamics tester technology opens up new horizons in reservoir injectivity measurement with direct application in many different EOR flood projects. The technology can provide single-well, single-zone, in-situ measurements of residual oil saturation change in less than 24 hours and has direct application in the understanding of reservoir sweep efficiency.

In Malaysia, following a similar campaign in 2009, Schlumberger has been awarded and successfully completed a three-well campaign with CIRP* completion insertion and removal under pressure, eFire-CT* electronic firing head system and ACTive coiled-tubing technologies. The services provided accurate and clean perforations that maximized injection rates on water-injector wells for Talisman Malaysia.

Also in Malaysia, PETRONAS Carigali and Schlumberger have signed an oilfield services contract for the Samarang brownfield re-development under an alliance concept. Following the on-going success of the Bokor alliance, both parties agreed to repeat a similar arrangement for an even more challenging field and scope. The contract encompasses field and project management activities for production enhancement, infill drilling and enhanced oil recovery.

In the Malaysia-Thailand Joint Development Area (MTJDA), Schlumberger Wireline deployed Quicksilver Probe* technology to provide low oil-based-mud filtrate contamination reservoir fluid samples in limited rig time due to high rig cost and the risk of sticking. The Quicksilver Probe service allowed Carigali-PTTEPI Operating Company Sdh. Bhd. (CPOC) to acquire zero-contamination reservoir fluid samples with their subsequent laboratory analysis enabling study of the reservoir fluids’ flow assurance and phase behavior for the field development plan.

In China, Drilling & Measurements PowerDrive rotary steerable technology was deployed with PeriScope bed-boundary mapping services to drill two horizontal wells for Energy Development Corporation in Bohai Bay in 2009. This success led to the same technologies being selected for a new drilling campaign in 2010, with the first well being completed in late February. In addition to the technical performance, the combination of early planning, clear communication, and excellence in field execution delivered first-class service to the client.

Also in China, the Korea National Oil Company (KNOC) recently awarded deepwater gas hydrate logging-while-drilling work to Schlumberger Drilling & Measurements. The drilling campaign that will begin late in the second quarter of 2010 will cover 11 sites utilizing geoVISION*and sonicVISION* logging-while-drilling services in combination with Scope imaging-while-drilling technology. Schlumberger was chosen based on technical differentiation, experience and track record in gas hydrate projects.

In South China, Drilling & Measurements StethoScope* formation pressure-while-drilling service successfully acquired a total of nine formation pretest measurements in a highly deviated well where temperatures reached 170 deg C and reservoir permeability was low. The test results confirmed that the reservoir, which was thought to be depleted, was still producible and permitted an additional nine-well development program in the field. The operation marked the first time for this technology to be deployed in South China.

In Shenzhen, China, CNOOC has begun prospecting for hydrocarbon in a low permeability play. While mud logging data indicated the presence of hydrocarbon, Wireline MDT modular formation dynamics tester service with a single sample probe only recovered mud filtrate. MDT dual packer technology was then deployed and pure oil recovered with pressure data indicating possible production from fractures.

WesternGeco

First-quarter revenue of $472 million decreased 14% sequentially and 14% year-on-year. Pretax operating income of $67 million decreased 41% sequentially but was 23% higher year-on-year.

Sequentially, increased Marine revenue from high vessel utilization was insufficient to offset a fall in Multiclient revenue following the year-end surge in North America sales and lower Land revenue due to completion of contracts in the Middle East and North Africa.

Pretax operating margin declined 659 bps sequentially to 14.3% primarily due to the reduced Multiclient sales and decreased Land activity.

During the quarter the WesternGeco UniQ* point-receiver land seismic system set an industry record when the system acquired data from 80,000 live channels at a two-millisecond sample interval for the Kuwait Oil Company (KOC). This number of channels will allow true wide- and full-azimuth survey geometries to be deployed. During sustained slip-sweep production, UniQ technology acquired and real-time quality checked one terabyte of data per hour—the equivalent of five days of production for a typical 3,000-channel conventional crew.

WesternGeco has been contracted by Chevron and its partners Petrobras and Frade Japão Petróleo Ltda. to perform the first multi-azimuth project offshore Brazil. The project, which began acquisition during the quarter, is designed to improve seismic imaging in one of Chevron’s Campos basin blocks. The new survey will provide improved imaging with a decreased environmental footprint in a highly complex, deepwater environment.

Elsewhere in Brazil, WesternGeco has been awarded a contract by Petrobras to carry out an inversion project on a controlled source electromagnetics (CSEM) data set acquired by WesternGeco in 2009 in the Sergipe Alagoas basin as part of a multiclient survey.

Offshore Brazil, WesternGeco has completed acquisition and begun data processing of the first wide-azimuth (WAZ) project.

During the quarter, WesternGeco delivered final prestack time- and depth-migrated data to Eni for a Coil Shooting* single-vessel full-azimuth project offshore Indonesia. The survey, in the Bukat PSC contract area, covered 563 km2 . Eni were involved in all phases of the processing workflow leading to improved illumination results over a geologically complex area.

In the US Gulf of Mexico, two WesternGeco multiclient WAZ crews continued operations during the quarter. The first crew completed acquisition of the E-Octopus VII survey in the Walker Ridge area and began acquisition of the E-Octopus VIII survey in the highly prospective Alaminos and Keathley Canyon areas. The second crew began acquisition of the E-Octopus X survey over the recent Tiber discovery in Garden Banks—a survey that will integrate the previous E-Octopus I and IX phases.

WesternGeco multiclient survey processing expanded in the US Gulf of Mexico with the commencement of the E-Wave* advanced imaging project, over 1,322 Outer Continental Shelf blocks covering approximately 30,800 km2 from E-Octopus phases I-V. This was preceded by the successful completion of the 40-block pilot project from the E-Octopus III survey. The enhanced product incorporates the true-azimuth 3D GSMP* general surface multiple prediction processing with full waveform inversion (FWI) model building and titled transverse isotropic (TTI) reverse time migration (RTM).

WesternGeco has been awarded a number of seismic acquisition surveys on the Norwegian Continental Shelf by Statoil. These include 4D Q-Marine* point-receiver surveys as well as 3D and 4D Q-Seabed* multicomponent ocean-bottom cable operations.

In Denmark, Maersk Oil and Gas awarded WesternGeco a significant contract to reprocess data from 14 seismic surveys that were acquired over a number years in Danish waters. New depth migration algorithms will be applied in order to create a regional dataset and velocity model.

About Schlumberger

Schlumberger is the world’s leading supplier of technology, integrated project management and information solutions to customers working in the oil and gas industry worldwide. Employing approximately 78,000 people representing over 140 nationalities and working in approximately 80 countries, Schlumberger provides the industry’s widest range of products and services from exploration through production.

Schlumberger Limited has principal offices in Paris, Houston and The Hague and reported revenues of $22.70 billion in 2009. For more information, visit www.slb.com.

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*Mark of Schlumberger

Notes

Schlumberger will hold a conference call to discuss the above announcement and business outlook on Friday, April 23, 2010. The call is scheduled to begin at 8:00 am US Central Time (CT), 9:00 a.m. Eastern Time (ET). To access the call, which is open to the public, please contact the conference call operator at +1-800-230-1092 within North America, or +1-612-234-9960 outside of North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call an audio replay will be available until May 23, 2010 by dialing +1-800-475-6701 within North America, or +1-320-365-3844 outside of North America, and providing the access code 144833.

The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site.

Supplemental information in the form of a question and answer document on this press release and financial schedules are available at www.slb.com/ir.

For more information, contact

Malcolm Theobald – Schlumberger Limited, Vice President of Investor Relations

Robert Bergeron – Schlumberger Limited, Manager of Investor Relations

Office +1 (713) 375-3535

investor-relations@slb.com